            Imagination in Education

PCS EDVENTURES AND TRUDY CORPORATION TERMINATE ACQUISITION NEGOTIATIONS

       BOISE, Idaho – June 8, 2009 - PCS Edventures (OTCBB: PCSV-News) and Trudy Corporation (OTCBB: TRDY) today jointly announced that the two companies have terminated discussions for PCS to acquire substantially all of the assets and assume certain liabilities of Trudy Corporation. Headquartered in Norwalk, Connecticut, Trudy is a publisher of children’s educational story and novelty books, audiobooks and plush toys, doing business as Soundprints, Studio Mouse and Music for Little People.com.

       The Boards of Directors of PCS and Trudy both believe that current worldwide economic conditions and uncertainties in the companies’ respective markets have created an environment wherein the shareholders of each company will benefit from their decision to remain independent. Management of the Companies does however, look forward to implementing specific, product cross marketing initiatives.

About PCS Edventures!

        PCS Edventures! is the recognized leader in the design, development and delivery of products and services rich in technology, imagination, innovation, and creativity that make learning easier, more engaging, and more effective at all levels.  Our product lines range from hands-on learning labs in technology-rich subjects like engineering, science, math, robotics, IT, and electronics.  PCS programs operate in over 5,500 sites in all 50 United States as well as in 17 countries Internationally.  Additional information is at http://www.edventures.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB for the year ended March 31, 2008 and Form 10-Q for the nine months ended December 31, 2008 as filed with the Securities and Exchange Commission.

Contact Information:

PCS Financial Contact: Janelle Conaway 1.800.429.3110 X 101; jconaway@pcsedu.com

PCS Investor Contact:  Anthony A. Maher 1.800.429.3110 X 102; tmaher@pcsedu.com

Trudy Contact: Fell Herdeg 1-800.228.7839 X 119; fell.herdeg@soundprints.com

Web Sites: www.edventures.com; Musicforlittlepeople.com;   soundprints.com